Exhibit 4.17

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

PACKAGING AND SUPPLY AGREEMENT

This Packaging and Supply Agreement (the “Agreement”) effective as of December 1, 2019 (the “Effective Date”), is entered into by and between Sharp Corporation, a corporation organized and existing under the laws of Pennsylvania having its principal office at 7451 Keebler Way, Allentown, Pennsylvania 18106 (“Sharp”) and Ascendis Pharma A/S, a corporation organized and existing under the laws of Denmark having its principal office at Tuborg Boulevard 12, 2900 Hellerup, Denmark (“Ascendis”) (hereinafter individually referred to as “Party” and collectively as “the Parties”).

WITNESSETH:

WHEREAS, Ascendis desires to engage Sharp on a non-exclusive basis, to package the Product(s) (as defined below) and supply to Ascendis the Packaged Products (as defined below); and

WHEREAS, Sharp desires to accept such engagement under the terms and conditions set forth in this Agreement

NOW, THEREFORE, in consideration of these premises and the covenants, agreements and stipulations hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Definitions

1.1.

“Affiliates” shall mean, any entities or persons directly or indirectly controlling, controlled by, or under common control with a party, where “controlled,” “controlled by,” and “under common control with” means the direct or indirect ability or power to direct or cause the direction of management policies of such entity or otherwise direct the affairs of such entity or person, whether through ownership of voting securities, by contract or otherwise.

1.2.

“Applicable Law” shall mean the FDCA (as defined below) and all other laws, regulations, rules and guidelines promulgated by a Regulatory Authority in Exhibit E, Territory (as defined below), relating to the packaging of the Products and the storage and transportation of the Products or Packaged Products, including, but not limited to, current Good Manufacturing Practices (“cGMP”) as specified in the United States Code of Federal Regulations, as amended from time to time. For purposes of this Agreement, the parties acknowledge and agree that notwithstanding anything to the contrary herein contained, [***].

1.3.	“Brand Image” shall have the meaning set forth in Section 9.1.

1.4.	“Carrier” or “Ascendis Carrier” shall mean a carrier engaged by Ascendis to ship Products in accordance with Section 6.2.

1.5.	“Delivery” shall mean the transfer of Packaged Product at the point where risk and responsibility is transferred from Sharp to Ascendis according to the agreed Inco Terms, which shall be [***], [***].

1.6.	“EMA” shall mean the European Medicines Agency, and any successor agency having substantially the same functions.

1.7.

“Facilities” shall mean Sharp’s manufacturing facilities located at [***], and [***], and [***] and/or any other facility as may be designated by Sharp from time to time during the Term (as defined below) and approved by the Ascendis for use.

1.8.	“FDA” shall mean the United States Food and Drug Administration, and any successor agency having substantially the same functions.

1.9.	“FDCA” shall mean the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 321 et seq., as amended from time to time.

1.10.	“Firm Order” shall mean a firm order as described in Section 5.2(b).

1.11.	“Forecast” shall have the meaning set forth in Section 5.2(a).

1.12.

“Packaging Materials” shall mean the components and other materials utilized by Sharp in connection with the packaging of the Products, which shall either be supplied by Ascendis or purchased by Sharp on Ascendis’ behalf.

1.13.	“Packaged Product(s)” shall mean the Products in packaged form.

1.14.	“Price” shall mean the price to be paid by Ascendis to Sharp for the Packaged Products and related services as set forth on Exhibit A, as may be adjusted in accordance with Section 6.1.

1.15.

“Products” shall mean the products described on Exhibit A to be manufactured by or on behalf of Ascendis and shipped in bulk to Sharp for packaging. Upon the parties’ mutual written consent, the parties may from time to time during the Term amend Exhibit A to remove, add or substitute Products.

1.16.	“Purchase Order” shall have the meaning set forth in Section 5.2(b).

1.17.	“Quality Agreement” shall have the meaning set forth in Section 7.1.

1.18.	“Regulatory Authority” shall mean any federal, state or local governmental regulatory authority in the Territory involved in regulating any aspect of the development, market approval, sale, distribution or use of the Product, the Packaging Materials or the Packaged Product. For purposes of this Agreement, the parties acknowledge and agree that notwithstanding anything to the contrary herein contained, [***].

1.19.	“Revised Purchase Order” shall have the meaning set forth in Section 5.2(b).

1.20.

“Specifications” shall mean the specifications, provided by Ascendis to Sharp, to be followed by Sharp in connection with obtaining and using the Packaging Materials and the storage, labeling and packaging of the Products and the storage and supply of the Packaged Products. The Specifications are attached hereto as Exhibit B.

1.21.	“Start-Up Activities” shall have the meaning set forth in Section 4.1.

1.22.	“Term,” “Initial Term” and “Subsequent Term” shall have the meanings set forth in Section 12.1.

1.23.	“Territory” shall mean the countries listed in Exhibit E. More countries may be added to the Territory later upon mutual agreement.

1.24.	“Tooling” shall mean the tooling made for the packaging, assembly, and labeling of the Products.

The definitions in this Article 1 shall apply equally to both the singular and plural forms of the terms defined. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Sections and Exhibits shall be deemed references to Sections of this Agreement and Exhibits to this Agreement unless the context shall otherwise require.

2.	Nature of Engagement

2.1    Engagement. Ascendis hereby engages Sharp, and Sharp hereby accepts Ascendis’ engagement, as Ascendis’ service provider to store, package, assemble, and label the Products and store and supply the Packaged Products for commercial use within the Territory in accordance with the Specifications and the terms and conditions of this Agreement.

2.2    Independent Contractor. Sharp shall be deemed an independent contractor with respect to the terms and provisions of this Agreement and shall not in any respect be deemed an agent or employee of Ascendis. All persons employed by Sharp in connection with the storage, labeling, packaging, assembly, and supply of the Products and/or the Packaged Products, as applicable, to Ascendis shall be employees or agents of Sharp. Under no circumstances shall Sharp or any of its employees or agents be deemed to be employees or agents of Ascendis.

3.	Governance.

3.1    The Parties shall form a Joint Steering Committee (“JSC”) comprising of [***] ([***]) or [***] ([***]) members from each Party, including at least [***] ([***]) member of each Party’s senior management. The JSC shall meet [***] ([***]) times per [***] to discuss and evaluate the mutual collaboration and shall in good faith attempt to resolve any disputes in connection with the Agreement. Each Party may call for an ad hoc teleconference as such Party deems necessary. As agreed between the Parties in each case, the meetings of the JSC may be carried out by teleconference, video conference or face-to-face, as the case may be, provided however that the Parties endeavor to meet face to face at least [***] per [***]. Decisions in the JSC must be unanimous. If this is not possible, the dispute must be referred to Sharp and Ascendis executive management for negotiation.

3.2    Written minutes of JSC meetings must be made alternately by each Party, or as agreed from time to time, and must be circulated for comments no later than [***] ([***]) [***] after each meeting.

3.3    Sharp shall appoint an Account Manager and Ascendis shall appoint a primary logistics contact who shall both act as single point of contact for the other Party in operational matters, except for quality related issues, which shall be governed in accordance with the Quality Agreement. The Sharp Account Manager and Ascendis’ primary logistics contact shall engage vi teleconference at regular intervals to be mutually agreed.

4.	Start-Up Activities.

4.1    Start-Up Activities. As used in this Agreement, “Start-Up Activities” shall mean those activities that Ascendis and Sharp agree are necessary to commence packaging of the Products. Sharp shall complete the Start-Up Activities in accordance with the project timeline agreed to in writing by the parties. Any protocols and reports prepared by Sharp in connection with the Start-Up Activities shall be subject to Ascendis’ prior review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Sharp shall permit a representative of Ascendis to observe and review the Start-Up Activities at the relevant Facilities during normal business hours and upon reasonable notice. The validation reports produced in connection with the Start-Up Activities shall be deemed Confidential Information of Sharp subject to Article 13 of this Agreement and shall be made available for Ascendis upon request. The costs associated with the Start-Up Activities shall be as agreed upon by the parties and shall be borne [***].

4.2    Purchase and Installation of Equipment, Molds and Tooling. Sharp shall be responsible for installing at its Facilities any and all new equipment, molds and/or modifications to existing equipment and molds deemed necessary by Sharp for the packaging, assembly and labeling of the Products and for preparing the Packaged Products for shipment, and all costs and expenses associated therewith; provided, however, that Ascendis shall be responsible for the costs and expenses associated with the development and manufacturing of the Tooling and any equipment other than Tooling purchased exclusively for use under this Agreement (“Ascendis Specific Equipment”), as listed in Exhibit F. Sharp shall insure, maintain and store at its own cost the Tooling and Ascendis Specific Equipment at the Facilities while Ascendis shall retain all right, title and interest in and to the Tooling and Ascendis Specific Equipment during and after the Term. Sharp shall not modify the Tooling or the Ascendis Specific Equipment without the consent of Ascendis, such consent not to be unreasonably withheld, conditioned or delayed. Upon the expiration or termination of this Agreement, Sharp shall deliver all Tooling and Ascendis Specific Equipment to Ascendis.

5.	Agreement to Supply; Forecasts; Purchase Orders.

5.1    Generally. During the Term, Sharp shall store, package, assemble and label the Products and store and supply to Ascendis the Packaged Products, all in accordance with the Specifications and the terms of this Agreement, and Ascendis shall pay for the Packaged Products in accordance with Article 5 of this Agreement.

5.2    Forecasts and Purchase Orders.

(a)    Beginning on the Effective Date and thereafter on or prior to the [***] preceding each [***] month of the Term, Ascendis shall provide Sharp with a [***] ([***]) month rolling forecast (each, a “Forecast”) of Ascendis’ quantity and Delivery date requirements for the Packaged Products.

(b)    The first [***] ([***]) months of each Forecast shall constitute a firm order (“Firm Order”) and shall be binding upon Ascendis (whether or not Sharp receives a Purchase Order in connection with such [***] period). For the purposes of ordering packaging materials and scheduling capacity, Ascendis shall provide Sharp with purchase orders (each, a “Purchase Order”) in connection with each such [***] ([***]) month Firm Order period for the Packaged Products to be supplied during that period. Every Purchase Order shall specify the quantities and Delivery dates for the Packaged Products for the applicable Firm Order period. So long as the quantity and Delivery date requirements set forth in the Purchase Orders during any [***] ([***]) month Firm Order period are consistent with the applicable Firm Order, Sharp shall respond with an order acknowledgment within [***] ([***]) business days. If the quantity and Delivery date requirements set forth in the Purchase Orders are not consistent with the applicable Firm Order, or in the event that Ascendis desires to subsequently amend a Purchase Order, then the parties shall cooperate in good faith to issue and substitute a mutually agreeable revised Purchase Order (a “Revised Purchase Order”) at least [***] ([***]) days prior to the scheduled start of the relevant production; provided, however that Sharp, prior to the agreement on a Revised Purchase Order, shall inform Ascendis of any Price implications as per section 6.1 (a) (i); and provided also that in the event a Revised Purchase Order is not agreed upon by the parties, Ascendis shall be obligated to purchase all Packaged Products arising from the applicable Firm Order.

(c)    Nothing printed or written on any Purchase Order, Sharp order acknowledgement or on any other similar form or document shall modify or expand either party’s obligations under this Agreement, and any pre-printed terms and conditions contained in any such Purchase Order, order acknowledgement or other such form or document shall not apply.

5.3    Production Requirements. Subject to the terms of this Agreement, Sharp shall (a) devote the necessary production capacity to fulfill the quantity and Delivery date requirements set forth in each confirmed Purchase Order, and (b) [***] make available sufficient additional production capacity, subject to overtime charges set forth in Exhibit A, to support all Forecasts; provided, that the parties shall cooperate in good faith to reach a mutually agreeable accommodation [***].

5.4    Ascendis’ Supply Obligations. Sharp’s obligations to fulfill any Purchase Order are subject to Ascendis’ obligation to provide Sharp with the following items within the following time periods:

(a)    At least [***] ([***]) weeks prior to Sharp’s commencement of the production of the Packaged Products, any text, graphics or other artwork to be printed by Sharp on the Packaging Materials, all of which shall be in conformity with all Applicable Laws;

(b)    At least [***] ([***]) weeks prior to Sharp’s commencement of the production of the Packaged Products, any Packaging Materials that are to be supplied by Ascendis;

(c)    At least [***] ([***]) weeks prior to Sharp’s commencement of the production of the Packaged Products, the lot and expiry information for the Products; and

(d)    At least [***] ([***]) weeks prior to Sharp’s commencement of the production of the Packaged Products, the Products.

5.5    Storage Facilities; Inventory. Sharp shall store Products and Packaged Products at its Facilities under conditions as specified in the Quality Agreement, and including such security measures as [***]. Sharp agrees to provide adequate storage space for the Products and the Packaged Products. Upon Ascendis’ request, and, if stored for more than [***], subject to storage charges at the rates specified in Exhibit A, Sharp shall store Products for Ascendis until the Products expire, are consumed in production, or otherwise used. Sharp will maintain adequate inventories of materials on hand or with suppliers to accommodate reasonable variations in packaging that may be required by Ascendis hereunder. Sharp shall store and deliver Packaged Product to Ascendis in accordance with the Specifications, and pursuant to the terms and conditions set forth in this Agreement, including, but not limited to, Sections 5.2 and 5.4 hereof. Upon Ascendis’ request, Sharp shall store Packaged Products for Ascendis until the Products are shipped, expire or otherwise used, in which case Sharp shall charge Ascendis for storage in accordance with its storage rates, as specified in Exhibit A. Sharp shall at the end of each [***] send Ascendis an inventory report of Products and Packaged Products held at the Facilities.

5.6    Packaged Product Samples. Sharp shall provide Ascendis with representative lot samples of Packaged Products promptly upon request. Such Packaged Product samples shall be shipped to Ascendis in accordance with the provisions set forth in Section 6.2.

5.7    Serialization. Sharp shall provide to Ascendis the serialization services and maintenance parameters more specifically set forth in Exhibit A-1, at the Price and subject to the additional terms and conditions provided for therein.

6.	Price; Payment; Delivery.

6.1    Determination of Prices.

(a)    The Price to be paid to Sharp by Ascendis for the supply of the Packaged Products shall be as set forth on Exhibit A. The first review of pricing will occur [***] months prior to Ascendis’ expected launch date. Thereafter, the Parties will review the Price on an [***] basis. Sharp shall submit to Ascendis revised pricing, reflecting (aa) [***], or (ab) [***], or (ac) [***]. Ascendis and Sharp shall execute an amended Exhibit A to this Agreement to reflect the adjustment to the Price. The foregoing notwithstanding, Sharp may adjust the Prices set forth on Exhibit A at any time during the Term, in accordance with the following:

(i)	Subject to prior information as per 5.2 (b), [***];

(ii)	In the event that [***], the parties agree [***]; and

(iii)	In the event that [***], [***].

(b)    Prior to the commencement of any Subsequent Term, the parties shall negotiate in good faith the Price that shall apply to such Subsequent Term. The parties shall take into account in any such negotiations [***], and, Sharp agrees that it shall not increase the cost of labor applicable to a Subsequent Term more than [***] per [***], and Sharp shall not increase the cost of materials more frequently than [***] every [***]. .

(c)    The Prices set forth on Exhibit A do not include sales, use, consumption, ad valorem, VAT or excise taxes of any taxing authority. The amount of such taxes, if any, will be added to the Price of the Packaged Products in effect at the time of shipment thereof and shall be reflected in the invoices submitted to Ascendis by Sharp pursuant to Section 6.3. Ascendis shall pay the amount of such taxes to Sharp in accordance with the payment provisions relating to shipments of Packaged Products set forth in Section 6.3.

6.2    Delivery. Sharp shall Deliver Packaged Product to Ascendis’ designee [***] (Incoterms 2010), at [***], packed in accordance with the requirements set out in the Quality Agreement. Sharp shall arrange for the shipment of the Packaged Products with Ascendis Carriers. Ascendis shall pay outbound freight delivery costs as part of the price, according to Exhibit A. Ascendis shall from time to time audit its approved carriers in accordance with Ascendis’ policies. As part of such audit(s), Ascendis agrees to [***]. In addition, Ascendis shall use only carriers who have agreed to comply with all Applicable Laws and any other applicable federal, state and local laws and regulations.

6.3    Invoices. Sharp shall submit invoices to Ascendis for all Deliveries of Packaged Products hereunder (i) upon Delivery of such Packaged Products to Ascendis’ designee, or (ii) upon placement, per Ascendis’ request, of released Packaged Products into storage at the Facilities. Invoices shall be directed by Sharp personnel to Ascendis’ Accounts Payable Department ([***]@ascendispharma.com), or to such other persons, departments or locations as Ascendis may instruct in writing from time to time. Invoices shall clearly state quantity, price and batch numbers, and shall reference the relevant Purchase Order. Each invoice shall be payable within [***] ([***]) days of the date of such invoice.

6.4    Risk of Loss. Title to all Products, Packaged Products, all work in process to produce Packaged Products and/or any other property of Ascendis (“Ascendis Property”) shall at all times remain with Ascendis. Sharp shall not be liable for risk of loss to any Ascendis’ Property, except in the case of negligence, gross negligence or willful misconduct by Sharp. The foregoing notwithstanding, Sharp’s [***] liability under this Agreement as it relates to Ascendis Property shall not exceed [***] Dollars ($[***]) in the case of negligence, gross negligence or willful misconduct.

6.5    Non-Conforming Packaged Products and Quantitative Defects. Ascendis shall have the right, within [***] ([***]) days following Sharp’s Delivery of Packaged Products to the Ascendis Carrier, to give Sharp written notice of rejection of the portion of such shipment of Packaged Products that fails to meet the Specifications, or which otherwise breaches Sharp’s covenants and obligations under this Agreement. Sharp, at its sole cost and expense, shall provide Ascendis with any missing quantities and/or replace as soon as [***] any packaging services for any non-conforming Packaged Products [***]. Any claim of a non-conforming shipment must be made in writing to Sharp within the [***] ([***]) day period set forth above or it shall be deemed to have been waived by Ascendis.

6.6    Target Yield Rate. Sharp and Ascendis agree to evaluate the amount of drug loss after Sharp performs the services to produce [***]. After the completion of the [***], the Parties shall analyze the yield rate for those [***], and agree to a Target Yield Rate that will apply to the remaining Services, which will consider any samples or other related issues that arise with the [***] runs. For lots manufactured after the first [***], Sharp shall reimburse Ascendis for drug loss stemming from a shortfall between the actual yield rate and the Target Yield Rate, subject to the general liability cap pursuant to Section 6.4, calculated by using the [***] manufacturing cost of the Product, [***]. Ascendis and Sharp agree to on an annual basis mutually review whether the [***] is materially different from the [***] manufacturing cost and if necessary to discuss in good faith any adjustments needed.

7.	Quality Control; Access; Inspection; Samples.

7.1    Quality Agreement. The parties have entered into a quality agreement with respect to the quality assurance and packaging of Product by Sharp hereunder, which is referenced in Exhibit D (“Quality Agreement”). In the event there is any conflict relating to quality control procedures or cGMP-related activities between the terms and provisions of this Agreement and the Quality Agreement, the applicable terms and provisions of the Quality Agreement shall control and prevail; provided that, with respect to all other matters, the terms, provisions and conditions of this Agreement shall control and prevail.

7.2    Release. Sharp shall perform its own release of the Packaged Products. No later than [***] days prior to the confirmed date of Delivery, Sharp shall forward such documentation as necessary for Ascendis to perform final release (the “Release Documentation”) to Ascendis. The requirements for Release Documentation shall be specified in the Quality Agreement. Final Release shall be performed by Ascendis’ Qualified Person, such Final Release not to be unreasonably withheld. Delivery is subject to Final Release except in the event that Ascendis requests for shipment in Quarantine (as defined in the Quality Agreement).

7.2    Modification of Specifications. The Specifications may not be modified or changed without the mutual written agreement of the parties.

7.3    Storage Requirements. Sharp shall use the Products and the Packaging Material on a first in, first out basis, unless otherwise instructed by Ascendis in writing, and shall not use either the Products or the Packaging Material beyond the shelf life required under any Applicable Law.

7.4    Notices Regarding Packaging Materials. Sharp shall promptly contact Ascendis, care of Ascendis’ Quality Assurance Department (or such other persons or departments as Ascendis may instruct), in the event that Sharp anticipates making changes to any Packaging Material or in the event Sharp considers any current Packaging Material to be nonconforming with the Specifications or Applicable Law.

7.5    Quality Inspections. Sharp shall perform certain in-coming, in-process and finished product inspections necessary to assure the quality of the Packaging Material and Packaged Products as provided for in Sharp’s standard procedures and any inspections required by Applicable Law of the United States or as otherwise required by the Specifications. For purposes of this Agreement, inspections performed [***] shall be considered routine and shall be performed at Sharp’s expense. [***] will be completed at cost and at Ascendis’ expense. All inspections and related results shall be performed, documented and summarized by Sharp in accordance with Sharp’s standard procedures, the Specifications and Applicable Law of the United States. The parties hereto will negotiate in good faith any unanticipated burdens resulting from changes made to any Applicable Law after the Effective Date.

7.6    Records. For the period set forth in Section 7.10, Sharp shall maintain detailed records on Packaging Material usage and Packaged Product production, including lot numbers, serial numbers, and shipping information relating to the Packaged Products, so that the Packaged Products can be traced in case of a recall. Sharp’s Packaged Product records shall be sufficient such that Sharp shall be capable of responding to Packaged Product inquiries by Ascendis within [***] ([***]) hours following notification, including providing the lot numbers and the location within the Facilities of the Packaged Products in question.

7.7    Recalls. Ascendis shall have sole responsibility for initiating and managing any recall or withdrawal of the Packaged Products, and shall bear all costs and expenses relating thereto. Upon receiving from any Regulatory Authority having jurisdiction any direction to withdraw or recall any Packaged Product from the market, the receiving party shall promptly notify the other party. [***] Sharp shall provide such assistance as Ascendis may reasonably request in connection with any such withdrawal or recall. Ascendis shall provide copies of Field Alerts (initial and final), Recalls, Medical Assessments and/or follow-up reports to Sharp within [***] ([***]) [***] days. Sharp shall have no liability with respect to any recall or withdrawal of Packaged Products except to the extent arising directly from Sharp’s negligence, gross negligence or willful misconduct, in which case Sharp’s liability shall be limited to [***] Dollars ($[***]) per recall.

7.8    Maintenance of Facilities. In the event Sharp fails or anticipates it will fail to maintain the Facilities in accordance with the Specifications and all Applicable Laws of the

United States, or in the event Sharp receives any notice from any Regulatory Authority of the United States with respect to its maintenance of the Facilities, and only if such maintenance or notice affects the Products, Sharp shall promptly notify Ascendis, care of Ascendis’ Quality Assurance Department (or such other persons or departments as Ascendis may instruct), provide copies of such notice to Ascendis and, if such Regulatory Authority notice relates specifically to the Packaged Products, provide a copy of Sharp’s response to such Regulatory Authority.

7.9    Inspections and Audits. Ascendis and all Regulatory Authorities shall have access at reasonable times and with reasonable frequency to Sharp’s Facilities where Products are located for the purpose of conducting inspections of, performing quality control audits with respect to, or witnessing, the processing, storage or transportation of Products, Packaged Products or Packaging Materials, and Ascendis shall have access at reasonable times and with reasonable frequency to the results of any inspections relating to the Products that are performed by Sharp or at Sharp’s direction. Sharp shall use its reasonable efforts to cause Sharp’s suppliers or agents to permit Ascendis similar access to their respective facilities, data and records. Such inspections, audits and visits shall be conducted by Ascendis’ personnel upon reasonable notice and during normal business hours. Sharp shall be entitled to charge a fee for hosting Regulatory Authority audits from [***], unless such audits are “for cause” due to quality issues.

7.10    Retention of Samples and Records. Sharp shall retain and, upon request by Ascendis at reasonable times and with reasonable frequency, make available to Ascendis, (a) copies of the quality control records maintained in accordance with Section 7.6 and otherwise in relation to the Packaged Products, (b) copies of inspection results of all the inspections performed in relation to the Packaged Products, (c) records of each batch of Packaged Product and (d) samples of the Packaging Materials and Packaged Product, upon reasonable request. All quality control and assurance records and samples will be maintained by Sharp for [***] ([***]) year following the Packaged Product expiration date or such longer time period as may be required by Applicable Law of the United States.

7.11    Government Inspections, Seizures and Recalls. If any Regulatory Authority makes an inspection at Sharp’s Facilities, seizes Products or Packaged Products or requests a recall of Packaged Products, Sharp shall promptly notify Ascendis’ Quality Assurance Department (or such other persons or departments as Ascendis may instruct), and Sharp shall take such actions as may be required under the Specifications or as may be reasonably requested in writing by Ascendis; [***]. Sharp shall promptly send duplicate reports relating to such inspections to Ascendis care of Ascendis’ Quality Assurance Department (or such other persons or departments as Ascendis may instruct).

7.12    Legal and Regulatory Filings and Requests. Sharp and Ascendis shall cooperate and be diligent in responding to all requests for information from, and in making all required filings, [***], with any Regulatory Authority having jurisdiction to make such requests or require such filings. Sharp shall, [***], obtain and comply with all licenses, consents, permits and regulations which may from time to time be required by an appropriate Regulatory Authority of the United States with respect to the performance of its obligations hereunder.

7.13    Complaints. In connection with any Packaged Product complaints reasonably relating to packaging services that are forwarded by Ascendis to Sharp, Sharp shall conduct a [***] investigation of such complaint, at no additional cost to Ascendis.

8.	Warranties; Limitation of Liability.

8.1    General Warranties. Sharp warrants that: (a) the Products shall be stored, processed, packaged and labeled in accordance with the Specifications and all Applicable Laws of the United States; (b) the Packaged Products furnished by Sharp to Ascendis under this Agreement (i) shall be at the time of Delivery to a Ascendis Carrier of the quality specified in, and shall conform with, the Specifications for packaging and any Applicable Law of the United States, (ii) shall be stored and supplied in conformity with the Specifications and any Applicable Law of the United States and (iii) shall not contain any material provided by or on behalf of Sharp, which material has not been used or stored in accordance with the Specifications and any Applicable Law of the United States; (c) it will not introduce any materials not provided for in the Specifications that would cause the Packaged Products to be adulterated within the meaning of Section 501 of the FDCA; and (d) the Packaged Products shall not be misbranded by Sharp within the meaning of the FDCA ([***]). Any claim by Ascendis for breach of warranty that is not brought before the expiry of the applicable Packaged Product shall be deemed to have been waived by Ascendis.

8.2    Disclaimer; Limitation of Liability. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT TO THE CONTRARY THE WARRANTIES WITH RESPECT TO THE STORING, PACKAGING, ASSEMBLY, LABELING AND DELIVERY OF THE PRODUCTS AND THE PACKAGED PRODUCTS STATED IN THIS ARTICLE 8 ARE IN LIEU OF ALL OTHER WARRANTIES OF SHARP, ORAL OR WRITTEN, EXPRESSED OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED FOR HEREIN, IN NO EVENT SHALL [***] AGGREGATE LIABILITY EXCEED [***] DOLLARS ($[***]) [***] HAVE ANY LIABILITY FOR ANY EXEMPLARY, PUNITIVE, INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY OR ANY OTHER THEORY OR FORM OF ACTION [***]. [***].

9.	Intellectual Property Rights.

9.1    Intellectual Property Rights of Ascendis; Grant of License. Except as specifically set forth in Section 9.2, [***]. Ascendis hereby grants to Sharp a [***] as may be necessary for Sharp’s fulfillment of its services in accordance with this Agreement (including in accordance with the Specifications) [***]. Except as set forth in the immediately preceding sentence, Sharp shall have no other rights to use the Brand Image.

9.2    Ownership of Other Property. All right, title and interest in and to (a) [***], (b) [***], and (c) [***]. Nothing in this Agreement shall be construed to grant to Ascendis any right to any trademark, trade name, copyright, patent or other proprietary technology or know-how owned by Sharp.

10.	Indemnification.

10.1    Sharp’s Indemnification of Ascendis. Sharp shall defend, indemnify and hold Ascendis and its officers, directors and employees (each, a “Ascendis Indemnified Party”) harmless from and against any and all losses, liabilities, damages, claims for damages, suits, recoveries, judgments or executions resulting from a third party claim (including reasonable attorneys’ fees and expenses) (collectively, “Damages”) that may be incurred by any Ascendis Indemnified Party arising out of or on account of: (a) [***]; or (b) [***].

10.2    Ascendis’ Indemnification of Sharp. Ascendis shall defend, indemnify and hold Sharp and its Affiliates and the officers, directors and employees thereof (each, a “Sharp Indemnified Party”) harmless from and against any and all Damages that may be incurred by any Sharp Indemnified Party arising out of or on account of: (a) [***]; (b) [***]; (c) [***]; (d) [***]; or (e) [***].

10.3    Indemnification Procedure. Any party seeking indemnification in accordance with this Article 10 (the “Indemnified Party”) shall notify in writing the other party from whom such indemnification is sought (the “Indemnifying Party”) of any third party claim made against the Indemnified Party, specifying the basis given by such third party of such claim. The Indemnified Party shall thereupon give the Indemnifying Party reasonable access to the books, records and assets of the Indemnified Party which evidence, support or directly relate to such claim. The Indemnifying Party shall have the right, upon giving written notice to the Indemnified Party within [***] ([***]) [***] days after the receipt of any such notice of claim, to undertake the defense of or, with the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), to settle or compromise such claim. The failure of the Indemnifying Party to give such notice and to undertake the defense of or to settle or compromise such a claim shall constitute a waiver of the Indemnifying Party’s rights under this Section 10.3 [***]; provided however, that the Indemnified Party shall not settle or compromise such claim without the prior written approval of the Indemnifying Party (which approval shall not be unreasonably withheld, conditioned or delayed). The election by the Indemnifying Party, pursuant to this Section 10.3 to undertake the defense of a third-party claim shall not preclude the party against which such claim has been made also from participating or continuing to participate in such defense, so long as such party bears its own legal fees and expenses for so doing.

10.4    Survival. The indemnification obligations set forth in this Article 10 shall survive the expiration or termination of this Agreement.

11.	Insurance.

Sharp shall acquire and maintain at its sole cost and expense: (a) Statutory Worker’s Compensation Insurance and Employer’s Liability Insurance; (b) risk coverage of not less than [***] dollars ($[***]) for physical loss or damage to materials including Products and Packaged Products while at the Facilities or under its control; and (c) products liability, bodily injury and property damage insurance with a combined single limit of not less than [***] dollars ($[***]).

12.	Term; Termination.

12.1    Initial Term; Term. The initial term of this Agreement shall begin on the Effective Date and shall terminate on December 31, 2025 (the “Initial Term”). This Agreement will be automatically extended for additional two-year periods (such additional periods are each a “Subsequent Term,” and collectively with the Initial Term, the “Term”). The Term shall end upon the expiration of this Agreement or its earlier termination as set forth in Section 12.2.

12.2    Termination. This Agreement may be terminated upon the occurrence of any of the following:

(a)    The parties may terminate this Agreement by mutual written consent at any time;

(b)    Either party may terminate this Agreement by giving thirty (30) days written notice to the other party in the event the other party has breached any representation, warranty or obligation contained in this Agreement and/or has defaulted in the performance of any of its duties or obligations hereunder in any material respect and such breach or default has not been remedied within thirty (30) days after written notice of the breach or default has been received;

(c)    Either party may terminate this Agreement if a voluntary petition in bankruptcy should be filed by the other party under the United States Bankruptcy Code, if an involuntary petition under the United States Bankruptcy Code should be filed against the other party, or if a receiver should be appointed for the other party or its property;

(d)    Either party may terminate this Agreement pursuant to Section 14.2.

(e)    Ascendis may terminate this Agreement without cause by giving one (1) year’s notice to Sharp. Sharp may terminate this Agreement without cause by giving two (2) years’ notice to Ascendis. In both cases however, such termination can take effect no earlier than by the expiry of the Initial Term.

12.3    Effect of Expiration or Termination.

(a)    The expiration or termination of this Agreement shall not release either party from any of its obligations accrued prior to the effective date of termination, and each party shall remain responsible for the performance of its respective obligations and agreements which are expressly stated to be obligations which survive the termination of this Agreement. Furthermore, the rights to terminate provided for hereinabove are in addition to any other right, remedy, or election either party may have hereunder or at law or in equity.

(b)    Within [***] ([***]) days of the effective date of the expiration or termination of this Agreement for any reason, Ascendis shall purchase any Packaging Materials that Sharp has purchased exclusively for Ascendis in accordance with this Agreement for the production of the Packaged Products.

(c)    Upon the effective date of expiration or termination of this Agreement, Sharp shall immediately deliver to Ascendis or its designee all Products, and all text, graphics and other artwork and Packaging Materials purchased or provided by Ascendis. Sharp shall also deliver to Ascendis or its designee all Packaged Products produced hereunder, and shall invoice Ascendis therefor in accordance with the terms of Section 6.3.

(d)    Upon termination or expiration of this Agreement and upon the written request of Ascendis, Ascendis and Sharp will enter into a tech transfer agreement (“TTA”), under which Sharp provides necessary support and assistance enabling Ascendis to obtain continued supply of Packaged Product from an alternate supplier. The costs and expenses of such tech transfer shall be agreed upon in such TTA [***].

13.	Confidentiality.

(a)    Confidentiality.    Sharp and Ascendis agree to keep secret and confidential any and all proprietary and non-public information of the other party (“Confidential Information”) disclosed by the other party hereunder or through any prior disclosure and not to disclose such Confidential Information to any person or entity, except: (i) to Affiliates; provided that such Affiliates are made aware of the confidential nature of the Confidential Information and agree to comply with the terms of this Agreement; (ii) to employees and authorized representatives of each party having a need to know the information in order to fulfill such party’s obligations hereunder; or (iii) as required by an applicable Regulatory Authority. The parties shall use the Confidential Information solely for the purpose of carrying out the obligations contained in the Agreement. The obligations imposed by this Section shall not apply to any Confidential Information:

(i)	that, at the time of disclosure, is in the public domain;

(ii)	that, after disclosure, becomes part of the public domain by publication or otherwise, through no fault of the recipient;

(iii)

that, at the time of disclosure, is already in the recipient’s possession, except through prior disclosure by the disclosing party, and such possession can be properly documented by the recipient in its written records, and was not made available to the recipient by any person or party owing an obligation of confidentiality to the disclosing party;

(iv)	that is rightfully made available to the recipient from sources independent of the disclosing party;

(v)

that is required to be disclosed in the course of litigation or other legal or administrative proceedings; provided that in all such cases the party receiving the Confidential Information shall, to the extent permitted, give the other party prompt notice of the pending disclosure and shall cooperate in such other party’s attempts, at such other party’s sole expense, to seek an order maintaining the confidentiality of the Confidential Information; or

(vi)

that is required to be disclosed by Applicable Laws; provided that in all such cases the party receiving the Confidential Information shall, to the extent permitted, give the other party prompt notice of the pending disclosure and shall cooperate in such other party’s attempts, at such other party’s sole expense, to seek an order maintaining the confidentiality of the Confidential Information.

(b)    Survival.    The obligation of confidentiality and nonuse set forth in this Article 13 shall survive for a period of [***] ([***]) years beyond the termination or expiration of this Agreement.

(c)    Ownership of Confidential Information.    Confidential Information shall remain the exclusive property of the disclosing party. In no event shall any of either party’s Confidential Information, technology, know-how, intellectual property (or rights thereto) become the property of the other party.

(d)    [***] Consent.    [***] shall not release to any third party any non-public information with respect to the terms of this Agreement without the prior written consent of [***].

(e)    If a party concludes that a copy of this Agreement must be filed with the United States Securities Exchange Commission or other regulatory agency (“SEC”) (or equivalent foreign agency or a securities exchange), such party will use [***] to provide the other party with a copy of this Agreement showing any provisions hereof as to which the party proposes to request confidential treatment, and to provide the other party with an opportunity to comment on any such proposed redactions and to suggest additional redactions. The filing party will take such other party’s [***] comments into consideration before filing the Agreement.

14.	Miscellaneous.

14.1    Authority to Enter Into Agreement. Each party represents and warrants that it is authorized to enter into this Agreement and that in so doing it is not in violation of the terms and conditions of any contract or other agreement to which it may be a party.

14.2    Force Majeure. Performance under this Agreement (other than performance of payment obligations) shall be excused to the extent prevented or delayed by any event or circumstance, which is beyond the reasonable control of the party whose performance is to be excused hereunder, including but not limited to fire, flood, explosion, widespread product tampering by third parties, governmental acts or regulations, war, labor difficulties, shortages or unavailability of materials, or any act of God. The party affected shall promptly notify in writing the non-affected party of the event of force majeure and the probable duration of the delay. Any delay caused by an event of force majeure happening within the Initial Term shall toll the Initial Term, which shall be extended by the length thereof. In the event a force majeure prevents performance by one party for more than [***] ([***]) months, either party may terminate this Agreement.

14.3     Public Announcements. The parties agree to determine jointly the contents of any public announcement informing the public about the existence of this Agreement between the parties and, except as may be required by law or the rules of any national securities exchange, neither party shall issue or cause the issuance of any such public announcement without the express prior approval of an executive officer of each party.

14.4    Amendments. Except to the extent otherwise provided in Section 6.1 of this Agreement with respect to amendments to Exhibit A, this Agreement may not be modified, amended or altered except pursuant to a written instrument signed by both parties.

14.5    Governing Law. This Agreement is made subject to the laws of the State of Delaware, without reference to principles of conflicts of laws. Each party agrees that suit may be instituted at any federal court in the Eastern District of Pennsylvania or in state court in Lehigh County in the Commonwealth of Pennsylvania and each waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against a party if given as provided in Section 14.7. Nothing contained herein shall prevent or delay either party from seeking, in any court of competent jurisdiction in Pennsylvania, specific performance or other equitable remedies in the event of any breach or intended breach by the other party of any of its obligations hereunder.

14.6    Assignment. Neither party may, without the prior written consent of the other party, delegate, transfer, convey, assign or pledge any of its rights or obligations under this Agreement to any other person, firm or corporation; provided however, that such consent shall not be unreasonably withheld and provided further that neither party need to obtain any consent in the event a party assigns this Agreement to an entity that succeeds to all or substantially all of such party’s business or assets. Additionally, Ascendis is free to assign its rights and obligations, including (without limitation) to a third party acquiring, by purchase or license, rights to further develop or commercialize Product.

14.7    Notice. Any and all notices permitted or required to be given hereunder will be deemed duly given: (a) upon actual delivery, if delivery is by hand; (b) [***] ([***]) [***] days after delivery into the United States Postal Service mail, if delivery is by postage paid registered or certified return receipt request mail; (c) [***] ([***]) [***] day after delivery to a nationally recognized overnight carrier, if delivery is made by [***] carrier guaranteeing [***] day delivery; or (d) upon receipt of evidence of successful transmission, if delivery is by facsimile. Each such notice shall be sent to the respective party at the address or facsimile number indicated below or at any other address as the respective party may designate by notice delivered pursuant hereto.

If to Ascendis:

Ascendis Pharma A/S

Tuborg Boulevard 12, 2900 Hellerup, Denmark

Attention: General Counsel

If to Sharp:

SHARP CORPORATION

7451 Keebler Way

Allentown, Pennsylvania 18106

Attention: CFO

Telecopier Number: (610) 254-1765

14.8    Compliance with Laws. In the performance of this Agreement, both parties agree to comply with all applicable federal, state or local laws, statutes, rules, regulations and ordinances, including any Applicable Laws, subject to any specific limitations set forth herein.

14.9    Entire Agreement. This Agreement, including all Exhibits attached hereto and made a part hereof, contains the entire understanding of the parties, superseding in all respects any and all prior oral or written agreements or understandings pertaining to the subject matter hereof, and except as otherwise specifically provided for herein, shall be amended or modified only by written agreement executed by the parties hereto. Delivery by reliable electronic means, including facsimile or email, shall be an effective method of delivering the executed Agreement. This Agreement may be stored by electronic means and either an original or an electronically stored copy of this Agreement can be used for all purposes, including in any proceeding to enforce the rights and/or obligations of the parties to this Agreement.

14.10    Severability. If and to the extent that any court of competent jurisdiction holds any provision or part of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

14.11    Waiver. A waiver by either party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future.

14.12    Headings. Headings in this Agreement are included for ease of reference only and have no legal effect.

14.13    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

14.14    Drafting. This Agreement was negotiated at arm’s-length and entered into freely by the parties and upon the advice of their respective counsel. All parties hereto are to be deemed the drafters of this Agreement. No provision hereof shall be construed in favor of or against any party hereto based upon principles of contra proferentem or any other presumption as to inequality of bargaining power or otherwise.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed in their respective names and on their behalf, as of the date first above written.

ASCENDIS		SHARP CORPORATION

By:	/s/ Jan Møller Mikkelsen	By:	/s/ Jeff Benedict

Title:	CEO	Title:	Chief Commercial Officer

Date:	06-Feb-2020	Date:	Feb 5 2020

By:	/s/ Michael Wolff Jensen

Title:	Chief Legal Officer

06-Feb-2020

EXHIBIT A

PRODUCTS / PRICES

[***]

Ascendis agrees to an annual revenue minimum of $[***] for packaged kits [***]

EXHIBIT A-1

SERIALIZATION PRICES AND

TERMS AND CONDITIONS

Omitted pursuant to Regulation S-K, Item 601(a)(5)

EXHIBIT B

SPECIFICATIONS

Omitted pursuant to Regulation S-K, Item 601(a)(5)

EXHIBIT C

INITIAL FORECAST

Omitted pursuant to Regulation S-K, Item 601(a)(5)

EXHIBIT D

QUALITY AGREEMENT

Omitted pursuant to Regulation S-K, Item 601(a)(5)

EXHIBIT E

TERRITORY

Omitted pursuant to Regulation S-K, Item 601(a)(5)

EXHIBIT F

ASCENDIS SPECIFIC EQUIPMENT

Omitted pursuant to Regulation S-K, Item 601(a)(5)